July 31, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S.Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Mascota Resources Corp. on Form S-1 of our audit report, dated March 29, 2013, relating to the accompanying consolidated balance sheets as of November 30, 2012 and 2011 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended November 30, 2012 and 2011 and from inception (November 3, 2011) to November 30, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

July 31, 2013